                                                                    EXHIBIT 12.1

LOUSIANA-PACIFIC CORPORATION
RATIO OF EARNINGS/LOSSES TO FIXED CHARGES


                                                      YEAR       YEAR       YEAR       YEAR       YEAR
                                                     ENDED      ENDED      ENDED      ENDED      ENDED
                                                    12/31/99   12/31/98   12/31/97   12/31/96   12/31/95
                                                    --------   --------   --------   --------   --------
EARNINGS:
Income (loss) before taxes and minority interest     $357.0     $12.6     $(150.8)   $(327.3)    $(96.1)
Add: Amortization of capitalized interest               4.3       4.3         4.2        3.9        3.7
    Fixed charges, as detailed below                   57.6      46.3        41.5       27.0       19.8
Less: Interest capitalized                             (0.3)     (1.6)       (4.8)      (7.1)     (10.9)
                                                     ------     -----     -------    -------     ------
Adjusted income (loss)                               $418.6     $61.6     $(109.9)   $(303.5)    $(83.5)
                                                     ======     =====     =======    =======     ======

FIXED CHARGES:
Interest expense                                     $ 47.9     $37.5     $  30.9    $  14.2     $  5.3
Interest capitalized                                    0.3       1.6         4.8        7.1       10.9
Capitalized expenses related to indebtedness             --       1.3          --         --         --
Portion of rents representative of the interest
 factor                                                 9.4       5.9         5.8        5.7        3.6
                                                     ------     -----     -------    -------     ------
                                                     $ 57.6     $46.3     $  41.5    $  27.0     $ 19.8
RATIO OF EARNINGS TO FIXED CHARGES                      7.3       1.3          --         --         --
DEFICIENCY OF EARNINGS TO FIXED CHARGES              $   --     $  --     $ 151.4    $ 330.5     $103.3